UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 8, 2017

EXPRESS SCRIPTS HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35490	45-2884094
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Express Way, St. Louis, MO		63121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: 314-996-0900

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2017, the Board of Directors (the “Board”) of Express Scripts Holding Company (the “Company”) approved a new form of Executive Employment Agreement (the “Agreement”) to be entered into with certain of its executive officers other than the Chief Executive Officer, including Eric Slusser, Christine Houston and Sara Wade. The Agreement will supersede the executives’ previously existing employment agreements which were approved by the Board on May 4, 2016 and described in the Company’s Current Report on Form 8-K filed May 4, 2016 (the “Prior Agreements”). The Agreement is substantially identical to the Prior Agreement, except for the following changes:

•	The concept of “Early Retirement” is no longer included in the Agreement. The definition of “Tenured Retirement” is revised such that the required minimum age to be eligible for Tenured Retirement is now 55 years and the minimum years on the senior staff is 3 years. Additionally, the required total years (age plus years with the company) to be eligible for Tenured Retirement is 65 years.

•	Consistent with the Defend Trade Secrets Act of 2016, the Agreement now provides that executives cannot be held liable for disclosing trade secrets to government officials for the purpose of reporting or investigating a suspected violation of law.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the form of executive employment agreement, filed as Exhibit 10.1 hereto and incorporated by reference herein.

On March 8, 2017, the Board also approved revised compensatory arrangements with Ms. Houston, following her appointment as the Company’s Executive Vice President and Chief Operations Officer. Ms. Houston’s base salary was increased to $700,000, and her target bonus was increased to 100% of her base salary.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Form of Executive Employment Agreement to be entered into with certain executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPRESS SCRIPTS HOLDING COMPANY

Date: March 8, 2017	By:	/s/ Martin P. Akins
Martin P. Akins Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit 10.1	Form of Executive Employment Agreement to be entered into with certain executive officers.